EXHIBIT 10.3

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this ___day of ___2005, by and between Wauwatosa Savings Bank, a Wisconsin chartered savings bank (hereinafter referred to as “Employer”), which may become a subsidiary of Wauwatosa Holdings, Inc. (the “Company”) if a Plan of Reorganization from mutual savings bank to mutual holding company adopted by the Employer’s Board of Directors on May 17, 2005, is approved by Employer’s members and applicable regulatory authorities, and Donald J. Stephens (hereinafter referred to as “Executive”).

     WHEREAS, Executive, has been employed by and has served as President and Chief Executive Officer of Employer for many years and has extensive knowledge of and experience in the banking industry; and

     WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of Employer, including its policies, markets and financial and human resources; and

     WHEREAS, the Board of Directors of Employer believes that it is in the best interests of the Employer and that the Employer would substantially benefit from the continued employment of Executive as an executive member of its management team in the position of President and Chief Executive Officer, and Employer desires to retain Executive in such position, and Executive desires to retain such position; and

     WHEREAS, Executive and Employer have agreed that it is in their mutual best interest to enter into this Agreement pursuant to the terms and conditions described herein.

     NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged by Executive and Employer, including, without limitation, the promises and covenants described herein, the parties hereto hereby agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Term of Employment.

     Employer shall employ Executive for an initial period of three (3) years commencing on ___ ___, 2005 (the “Effective Date”); provided, however, on each annual anniversary of the Effective Date, the term of employment hereunder may be extended by adding one additional year to the remaining term of this Agreement so that said term is annually restored to a full three-year term upon agreement of Executive and by affirmative action taken by Employer’s Board of Directors not less than sixty (60) days prior to such annual anniversary of the Effective Date. Executive’s employment under this Agreement may otherwise be terminated only as contemplated by Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6 of this Agreement.

1.2 Duties of Executive.

     Executive is hereby employed full-time to hold the office of President and Chief Executive Officer and to perform such executive duties as are normally performed by persons serving in similar capacities at similar institutions together with such other duties and responsibilities as may be appropriate to Executive’s position and as may be from time to time be determined by Employer’s Board of Directors to be necessary to its operations and in accordance with its bylaws. Employer agrees that it will not reduce Executive’s current job title, status and responsibilities without Executive’s consent. Executive hereby accepts such employment and undertakes to use his best efforts to discharge his duties and responsibilities. Unless Executive’s employment is earlier terminated pursuant to the terms of this Agreement, during the term of this Agreement, Executive shall devote substantially his full business time to the discharge of his duties and responsibilities under this Agreement, except for vacations in accordance with Section 1.5(b) of this Agreement. This provision shall not prevent Executive from devoting a reasonable amount of time during normal business hours to serving as a director, trustee or member of any charitable, community, trade or financial industry board, committee or organization.

1.3 Base and Incentive Compensation.

     During the term of this Agreement, Executive shall be entitled to an initial annual base salary of $500,000 per year. Executive’s annual salary will be reviewed annually in January of each year by the Board of Directors of Employer on the basis of his performance to such date and the progress of Employer and shall be adjusted as of such date if so determined by the Board in its absolute discretion. Executive shall also be entitled to receive incentive compensation which compensation shall be calculated in accordance with the provisions of Employer’s management incentive bonus plan, or other similar plans as in effect from time to time. Executive’s base salary shall be payable periodically according to the normal practice of Employer and his incentive compensation shall be payable as earned in accordance with the provisions of Employer’s management incentive bonus plan, or other similar plans.

1.4 Expense Reimbursement.

     Executive shall be entitled to reimbursement of business expenses reasonably incurred in connection with his employment, and expenses incurred by his spouse when accompanying Executive on business trips upon presentation of adequate documentation and to the extent then permitted by Employer’s general practices and policies for reimbursement of such expenses.

1.5 Benefits.

     The Executive shall be entitled to the following benefits:

     (a) Executive shall be entitled, at the expense of Employer, to: (i) a membership or appropriate affiliation with a service club and reimbursement for membership dues, minimum monthly assessments and other business related expenses in a social or Country Club and (ii) the full-time use of an Employer-owned or leased automobile, and with the full time use of a cellular telephone, and reasonable associated expenses. Executive shall, in accordance with applicable law and regulation, have access to mortgage and consumer financing from Employer. Executive shall also be provided with such educational assistance as is reasonably related to the performance of his duties hereunder.

     (b) Executive shall be entitled to an annual, sick leave and other time off in accordance with Employer’s policies in effect from time to time. The Executive shall be entitled to nine weeks of vacation per calendar year; however, the Executive shall not take a vacation of more than three consecutive weeks and shall not take another vacation of more than two consecutive weeks for a minimum period of two weeks following any three-week vacation period.

     (c) Executive shall be entitled to participate in all of Employer’s insurance (including medical and dental), deferred compensation plans, retirement plans, pension plans, profit sharing plans, excess benefit plans, 401(k) plans or other similar plans if, and as, in effect from time to time in accordance with and to the extent qualified under the provisions of such plans. Executive’s participation in, and entitlement to benefits under, any such plans including, but not limited to, the Supplemental Retirement Benefit Plan between Employer and Executive dated July 13, 1999 (“Supplemental Plan”) on or prior to the date of this Agreement shall be continued in accordance with the provisions of such plans. Executive shall also participate in any Employer sponsored Employee Stock Option Plan, Stock Recognition and Retention Plan, Executive Stock Option Plan, Stock Bonus Plan, Supplemental Employee Retirement Plan, Excess Benefit Plan, including the Supplemental Plan, or any other similar plan adopted by Employer from time to time.

     (d) Executive shall be entitled to participate, at Employer’s expense, in any short-term and long-term disability plans.

     (e) In addition to the foregoing benefits, Executive shall also be entitled to participate, as determined by Employer’s Board of Directors, in such other employee benefit plans or programs as are offered to or provided for other executives of Employer from time to time.

1.6 Directors and Officers Insurance.

     Employer shall use its best efforts to provide Executive during the initial or any extended term of this Agreement with insurance coverage against business liability to the extent that such coverage is reasonably available for officers and directors of financial institutions of comparable size.

1.7 Indemnity by Employer.

     For valuable consideration, and as a material inducement to Executive to enter into this Agreement, Employer shall take whatever actions are necessary to provide indemnification of Executive by Employer for business liability, including without limitation, liability as a director and officer to all interested parties, to the fullest extent it can be made available under applicable law.

ARTICLE II

TERMINATION OF EMPLOYMENT

2.1 Termination at Expiration of the Term of this Agreement.

     At the termination of employment by reason of the expiration of the original or any extended term of this Agreement pursuant to an election by either Employer or Executive under Section 1.1, Executive shall be entitled to receive (i) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, (ii) compensation for accrued but unused vacation time, and (iii) title to Executive’s Employer-owned or leased automobile then being used by Executive. Executive shall be owed and Employer shall be obligated to pay to Executive the aggregate amount provided in clauses (i) and (ii) above (other than incentive compensation which shall be payable when earned as provided in Section 1.3 hereof) and deliver the automobile title, within fifteen (15) days after the termination of Executive pursuant to this Section 2.1, and until such amounts are paid in full to Executive. Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent then required by the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).

2.2 Termination for Death or Retirement.

     If Executive’s employment is terminated by reason of Executive’s retirement or death then Executive, or Executive’s personal representative, as the case may be, shall be entitled to receive (a) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, and (b) compensation for accrued but unused vacation time, and (c) title to Executive’s Employer-owned or leased automobile then being used by Executive. Employer shall pay the amounts due and deliver the automobile title under this Section 2.2 to Executive or Executive’s personal representative within thirty (30) days of Executive’s retirement or death, as the case may be. Executive’s spouse and dependent children shall continue to be entitled, at their expense in the case of death and at the expense of Executive in the case of retirement, to further medical coverage to the extent required by COBRA. The term “retirement” for purposes of this Agreement shall mean the effective date of the Executive’s retirement, after the Executive reaches 62 years of age, as set forth in the Executive’s notice to Employer that he is retiring.

2.3 Termination for Disability.

     If Executive becomes Totally and Permanently Disabled during the term of this Agreement, Executive’s employment may be terminated by the Employer at any time during the continuance of such disability. The Executive is Totally and Permanently Disabled if he is unable to perform each of the material duties of his employment under this Agreement, by reason of any disability, illness, accident or condition, for a period of more than six consecutive months during any twelve-month period, which is expected to continue for more than one year as certified by a medical doctor of Executive’s own choosing and concurred in by a doctor of Employer’s choosing.

     Upon termination as described in this Section 2.3, Executive shall be entitled to receive (a) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the end of the calendar month in which such termination occurs, (b) compensation for accrued but unused vacation time, and (c) title to Executive’s Employer-owned or leased automobile then being used by Executive. Executive shall be owed and the Employer shall be obligated to pay to Executive the aggregate amount provided in clauses (a) and (b) above (other than incentive compensation which shall be payable when earned as provided in Section 1.3 hereof) and deliver the automobile title within fifteen (15) days after the termination of Executive pursuant to this Section 2.3, and until such amounts are paid in full to Executive. In addition, at Employer’s cost, employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, and (ii) any other benefits to which the Executive is entitled by law or the specific terms of Employer’s policies in effect at the time of his termination of employment. Benefits will be continued pursuant to this Section 2.3 for a period of twelve (12) months from the date of termination of employment, unless Executive becomes employed by another company and becomes eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children shall continue to be entitled, at his expense, to further medical coverage to the extent required by COBRA which shall, in this case, be deemed to commence upon the expiration of the twelve month period set forth in the preceding sentence. Employer shall use its best efforts to obtain and maintain insurance coverage to provide for the Full Disability Benefits, which insurance coverage may include insured benefits under the Employer’s short-term and long-term disability plans for executives (all such insurance referred to hereafter as “Disability Insurance”).

2.4 Voluntary Termination by Executive or Termination by Employer for Cause.

     Employer may terminate Executive’s employment hereunder for cause (as such term is defined below). If Executive’s employment is voluntarily terminated by Executive prior to age 62 or is terminated by Employer for cause, Executive shall be entitled to receive (a) Executive’s theretofore unpaid base salary and incentive compensation for the period of employment, prorated to the date of termination, and (b) compensation for accrued but unused vacation time, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA. If Executive’s employment is voluntarily terminated under this Section 2.4 by Executive, Executive shall also receive from Employer title to Executive’s Employer-owned or leased automobile then being used by Executive. Executive shall be owed and the Employer shall be obligated to pay to Executive the aggregate amount provided in clauses (a) and (b) above (other than incentive compensation which shall be payable when earned as provided in Section 1.3 hereof) and deliver the automobile title, if applicable, within fifteen (15) days after the termination of Executive pursuant to this Section 2.3, and until such amounts are paid in full to Executive.

     Termination by Employer for cause shall mean termination because of the Executive’s Personal Dishonesty (as hereinafter defined), Incompetence (as hereinafter defined), Willful Misconduct (as hereinafter defined), breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or willful violation by Executive of any final cease-and-desist order, or material breach of any provision of this Agreement; provided, however, in the event Employer determines that Executive has intentionally failed to perform his stated duties or materially breached this Agreement, Employer may not terminate Executive for cause unless Employer has notified Executive of such failure or breach, Executive has been given a reasonable period of time to cure such failure or breach, and in the opinion of Employer, Executive has not cured such failure or breach. For the purpose of this Agreement: (i) “Incompetence” means Executive’s demonstrated lack of ability to perform the duties assigned to him which lack of ability directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to Employer; (ii) ”Personal Dishonesty” means conduct on the part of Executive which evinces a want of integrity or an intentional breach of trust and which directly causes (or the Board of Directors determines is reasonably likely to cause) material injury to Employer; and (iii) “Willful Misconduct” means conduct on the part of Executive which evinces a deliberate disregard of the interest of Employer and which causes (or the Board of Directors determines is reasonably likely to cause) direct material injury to Employer.

2.5 Termination by Employer Without Cause or Termination by Executive for Cause.

     (a) In the event Employer reduces Executive’s base compensation, responsibilities or duties without Executive’s consent or otherwise breaches this Agreement, Executive may elect to terminate this Agreement for cause. In the event Employer terminates Executive other than under Section 2.2 (death/retirement), Section 2.3 (disability) or Section 2.4 (voluntary termination by Executive or termination by Employer for cause) or Executive elects to terminate his employment hereunder for cause, then in either such event Executive shall receive (i) an amount equal to one hundred percent (100%) of his annual base salary at the time of termination, (ii) Executive’s theretofore unpaid base salary and incentive compensation, prorated to the end of the calendar month in which such termination occurs, (iii) compensation for accrued but unused vacation time, and (iv) title to Executive’s Employer-owned or leased automobile then being used by Executive. Executive shall be owed, and Employer shall be obligated to pay to Executive, the entire amount provided in clauses (i), (ii) and (iii) above (other than incentive compensation which shall be payable within the period of time provided in Section 1.3) and deliver the automobile title within fifteen (15) days after the termination of Executive pursuant to this Section 2.5, and until such amount is paid in full to Executive, interest shall accrue on said amount as of the date first due at the rate of eighteen percent (18%) per annum, compounded daily.

     (b) Furthermore, if Executive’s employment is terminated pursuant to this Section 2.5, at Employer’s cost, Employer shall continue to provide Executive with the following benefits, consistent with the terms and conditions set forth in Section 1.5 hereof: (i) life insurance and medical, dental and optical insurance, to the extent the same can be provided under the arrangements in effect at the time of termination, (ii) any other benefits to which Executive is entitled by law or the specific terms of Employer’s policies in effect at the time of his termination of employment, (iii) title to Executive’s Employer-owned or leased automobile then being used by Executive, and (iv) reimbursement for membership dues and minimum monthly assessments in a social or Country Club. Benefits will be continued pursuant to this Section 2.5 for a period of twelve (12) months from the end of the then current term of employment under Section 1.1 (provided that such benefits shall not be continued for more than 36 months after the date of termination), unless Executive becomes employed by another company and is eligible for employment benefits substantially similar to those which would otherwise be provided under this Section. Notwithstanding the foregoing, Executive and his spouse and dependent children will be entitled, at the expense of Employer, to further medical coverage to the extent required by COBRA which shall, in this case, be deemed to commence upon expiration of the twelve (12) month period set forth in the preceding sentence. Employer shall deliver title to the automobile to the Executive within fifteen (15) days of Executive’s termination of employment.

     (c) If Employer terminates Executive pursuant to this Section 2.5, the Executive shall also be entitled to receive an additional benefit. Such benefit shall be a single sum cash payment in an amount equal to the product of the Employer’s annual aggregate contribution, for the benefit of the Executive in the year preceding termination, to all qualified retirement plans in which the Executive participated multiplied by the number of years in the initial term of employment under Section 1.1. Such benefit shall be in addition to any benefit payable from any qualified or nonqualified plans or programs maintained by the Employer at the time of termination.

2.6 Termination by Executive Due to Change in Control.

     (a) Following a Change in Control (as hereinafter defined), Executive may, by giving notice to Employer, immediately terminate his employment under this Agreement upon the occurrence of any of the following:

          (i) any reduction in Executive’s base or incentive compensation, or employee benefits described in Section 1.4, 1.5, 1.6 and 1.7 and provided to Executive immediately preceding a Change in Control (other than changes in benefits required by law and applicable to all employees generally), or any assignment to any position, responsibilities or duties that are less significant than his position, duties and responsibilities as of the time immediately preceding a Change in Control;

          (ii) a transfer of Executive by Employer requiring Executive to have his principal location of work more than twenty-five (25) miles from Employer’s present principal office; or

          (iii) a requirement by Employer that Executive travel materially more than that amount of time which has historically been required by Employer such that Executive is required to be away from his place of residence for more than three weekends in a calendar year or for four or more weeknights per week during any three weeks in a calendar year.

     If Executive terminates this Agreement pursuant to this Section 2.6, Executive shall have the right to receive payments and benefits under Section 2.5 as if a termination by Employer without cause had occurred. In addition, Executive shall be entitled to the title to Executive’s Employer-owned or leased automobile then being used by Executive, membership in a service club and reimbursement for membership dues, special assessments, minimum monthly assessments and other business related expenses in a social or Country Club for a period of twelve (12) months from the end of the then current term of employment under Section 1.1, subject to the same limitations expressed with reference to other benefits under Section 2.5. Employer shall deliver title to the automobile to the Executive within fifteen (15) days of Executive’s termination of employment.

     (b) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Bank or the Company in a transaction or transactions subject to the notice provisions of the Change in Bank Control Act of 1978, as amended from time to time, or approval under the Bank Holding Company Act of 1956, as amended from time to time; (ii) someone other than the Company becomes owner of more than 25% of the voting securities of the Bank; (iii) during any period of two (2) consecutive years, the individuals, who at the beginning of any such period constituted the directors of the Bank or the Company, cease for any reason to constitute at least a majority thereof; or (iv) the occurrence of any of the following events:

          (A) There is a Successor (as hereinafter defined) of or to Employer or the Company; or

          (B) The filing by the Employer or the Company of a report or proxy statement with the Federal Deposit Insurance Corporation (“FDIC”) or the Securities and Exchange Commission disclosing in response to Item 5.01 of Form 8-K, promulgated pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or Item 6(e) of Schedule 14A promulgated thereunder, or successor Items, that a Change in Control of the Employer or the Company has or may have occurred pursuant to any contract or transaction.

2.7 Successors and Binding Agreements.

     (a) This Agreement shall be binding upon and inure to the benefit of Employer and any Successor of or to Employer, but shall not otherwise be assignable or delegatable by Employer. “Successor” shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of Employer whether by sale, merger, consolidation, reorganization or otherwise.

     (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatee.

     (c) Employer shall require any Successor to agree (by agreement in form and substance satisfactory to Executive) within thirty (30) days after becoming a Successor to perform this Agreement to the same extent as the original parties would be required if no succession had occurred.

     (d) This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 2.7.

2.8 Limitations on Termination Compensation.

     (a) In the event that the severance benefits payable to the Executive under Sections 2.5, or 2.6 (“Severance Benefits”), or any other payments or benefits received or to be received by the Executive from the Employer (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Employer) or any corporation (“Affiliate”) affiliated with the Employer within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), in the opinion of tax counsel selected by the Employer’s independent auditors and acceptable to the Executive, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and the present value of such “parachute payments” equals or exceeds three (3) times the average of the annual compensation payable to the Executive by the Employer (or an Affiliate) and includible in the Executive’s gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of the Employer occurred (“Base Amount”), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Employer (or an Affiliate) that are deemed “parachute payments”) is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement. The Severance Benefits shall not be reduced if (A) the Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 2.8, or (B) in the opinion of tax counsel, the Severance Benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Employer. The Base Amount shall include every type and form of compensation includible in the Executive’s gross income in respect of his employment by the Employer (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code. For purposes of this Section 2.8, a “change in ownership or control” shall have the meaning set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by the Employer’s independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

     (b) The Executive shall have the right to request that the Employer obtain a ruling from the Internal Revenue Service (“Service”) as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, “parachute payments” under

Section 280G. If a ruling is sought pursuant to the Executive’s request, no Severance Benefits payable under this Agreement shall be made to the Executive until after fifteen (15) days from the date of such ruling. For purposes of this Section 2.8(b), the Executive and the Employer agree to be bound by the Service’s ruling as to whether payments constitute “parachute payments” under Section 280G. If the Service declines, for any reason, to provide the ruling requested, the tax counsel’s opinion provided in Subsection 2.8(a) with respect to what payments or benefits constitute “parachute payments” shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen (15) days from the date of the Service’s notice indicating that no ruling would be forthcoming.

     (c) In the event that Section 280G, or any successor statute, is repealed, this Section 2.8 shall cease to be effective on the effective date of such repeal. The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

     (d) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (12 USC § 1828(k)) and any regulations promulgated thereunder.

ARTICLE III

NONCOMPETITION

3.1 Noncompetition.

     (a) While the Executive is employed by the Employer and during the Post-Employment Noncompetition Period (as defined below), Executive will not directly or indirectly on his own behalf, or as a representative, agent, owner, employee, consultant, trustee, beneficiary, distributor, partner, co-venturer, investor, officer, director, stockholder, creditor or in any other capacity:

          (i) own, operate, manage, join, finance, control, participate in ownership, management, operation or control of, or be paid or employed by or acquire any securities of, or otherwise become associated with or provide assistance to any Significant Competitor of the Employer. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive’s employment with the Employer, or during the period of this covenant not to compete, has a home, branch or other office in the Dodge, Jefferson, Milwaukee, Walworth, Washington, or Waukesha County, Wisconsin, the Milwaukee Metropolitan Area or has originated within any of said counties $10,000,000 or more in residential mortgage loans during any continual twelve (12) month period within twenty-four (24) months prior to Executive’s termination and inclusive of the period covered by this covenant.

          (ii) divert or attempt to divert any business from the Employer or engage in any act likely to cause any present or future customer or supplier of the Employer to discontinue or curtail its business with the Employer or to do business with another entity, firm, business, activity or enterprise directly or indirectly competitive with the Employer;

          (iii) contact, sell or solicit to sell, or attempt to contact, sell or solicit to sell products or services competitive with those of the Employer to any present or future customer of the Employer with which Executive has had contact while performing services hereunder for the Employer; or

          (iv) solicit, cause or seek to cause any employee of the Employer to terminate, curtail or otherwise modify his or her employment relationship with the Employer for the purpose of entering into an employment or other relationship with Executive or with any entity, firm, business, activity or enterprise with which Executive is directly or indirectly affiliated.

     For purposes of this Agreement, the Post-Employment Noncompetition Period shall be the greater of one year or the period for which Executive has received post-employment compensation under Article II (i.e., one year for a termination under Section 2.5 or Section 2.6); provided that the Post-Employment Noncompetition Period shall not exceed two years.

     (b) Notwithstanding the provisions of Section 3.1(a) hereof, Executive may:

          (i) acquire securities of any entity the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by Executive immediately following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired; and

          (ii) perform services for a business which is similar to or competitive with the Employer if such company is also engaged in another business which is not similar to or competitive with the Employer and Executive’s services are restricted to such other business to the reasonable satisfaction of the Employer provided the Employer approves in writing of such services, which approval shall not be unreasonably withheld.

     (c) Executive acknowledges and agrees that the restrictions set forth in this Section 3.1 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of the Employer. In the event that any provision of this Section 3.1 is determined to be invalid by any court of competent jurisdiction, the provisions of this Section 3.1 shall be deemed to have been amended and the parties will execute any documents and take whatever action is necessary to evidence such amendment, so as to eliminate or modify any such invalid provision and to carry out the intent of this Section 3.1 so to render the terms of this Section 3.1 enforceable in all respects as so modified.

     (d) Executive acknowledges and agrees that irreparable injury will result to the Employer in the event Executive breaches any covenant contained in this Section 3.1 and that the remedy at law for such breach will be inadequate. Therefore, if Executive engages in any act in violation of the provisions of this Section 3.1, the Employer shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions of this Section 3.1.

3.2 Confidential Information.

     Executive acknowledges that through the services to be performed for the Employer, he will obtain confidential information regarding the Employer’s business affairs, including such matters as computer programs, research, customer lists, customer development, planning, purchasing, finance, marketing, customer relations, and other information of a similar nature not available to the public which is developed at great expense and provide the Employer with a substantial competitive advantage in conducting its business. This information may be oral or written and may be that which Executive originates as well as that which otherwise comes into his possession or knowledge. Confidential information shall be defined to exclude information which is or becomes public knowledge through no fault of Executive, or which was known to Executive before the start of his earliest relationship with the Employer, or which is otherwise not subject to protection under applicable law. Executive agrees to retain all confidential information in confidence; not to use, or disclose to third parties, any such confidential information for as long as it retains its economic value to the Employer. Executive agrees that he will treat all matters relating to the business activities of the Employer as confidential and will not divulge or disclose any information gained in connection with his employment by the Employer to any other person, firm, or corporation except upon the written request or instruction of the Employer or in the normal course of his duties as an employee of the Employer. Executive agrees not to use or disclose, for purpose of marketing or otherwise, any of the customer information he receives while working at the Employer (including, but no limited to, customers’ identity and financial status and holdings) in competition with the Employer either on his own behalf, or as a representative, agent, employee, officer, director, trustee, stockholder, or creditor of, or partner, join venturer, or investor with or in, any other person or entity in competition with the Employer, and Executive further agrees not to inform any such customer with whom he comes into contact after termination of Executive’s employment with the Employer that he is aware of the person’s status as a customer of Employer. This paragraph is intended to protect confidential information and customer relationships, both during and after the period of Executive’s employment with the Employer, not Executive’s right to seek and obtain employment in competition with the Employer after termination of Executive’s employment with the Employer.

3.3 Common Law of Torts and Trade Secrets.

     The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Employer with broader protection than that provided herein.

3.4 Return of the Company’s Materials.

     Upon termination, Employee shall immediately return to the Employer all files, credit cards, keys, instruments, equipment, and other materials owned or provided by the Company.

ARTICLE IV

GENERAL PROVISIONS

4.1 Entire Agreement.

     This Agreement supersedes any other agreements, oral or written, between the parties with respect to the employment of Executive by Employer and contains all of the agreements and understandings between the parties with respect to such employment, provided however, that this Agreement shall not supersede or affect the terms of any employee benefit arrangement in existence on the date of this Agreement and in which the Executive is participating on that date, including, but not limited to the Supplemental Plan, all pension, retirement, deferred compensation, 401(k), excess benefit or other similar plans. Any waiver or modification of any term of this Agreement shall be effective only if it is signed in writing by both parties.

4.2 Withholding of Taxes.

     Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

4.3 Notices.

     Any notice to be given hereunder by either party to the other may be made by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing below, but each party may change his or its address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated five (5) days after the date of mailing.

If to Employer, addressed to:

If to Executive, addressed to:

4.4 Governing Law.

     This Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin and, to the extent applicable, of the United States.

4.5 Incapacity.

     If Employer shall reasonably and in good faith find that any person to whom any payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person reasonably and in good faith deemed by Employer to have incurred expense for such person otherwise entitled to payment in such manner and proportions as Employer may determine in its sole discretion. Any such payment shall be a complete discharge of the liabilities of Employer to make such payment to Executive.

4.6 Waivers.

     The waiver by any party of any breach, default, misrepresentation or breach of warranty or covenant in this Agreement, whether intentional or not, shall be in writing and shall not be deemed to extend to any prior or subsequent breach, default, misrepresentation or breach of warranty or covenant herein and shall not affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

4.7 Severability.

     In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

4.8 Remedies Cumulative.

     Remedies under this Agreement of any party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.

4.9 Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

4.10 Headings.

     The headings in this Agreement are for convenience of reference only, and under no circumstances should they be construed as being a substantive part of this Agreement nor shall they limit or otherwise affect the meaning thereof.

4.11 Additional Documents

     Each of the parties hereto, without further consideration, agrees to execute and deliver such additional documents and to take such other actions reasonably necessary to more effectively consummate the purposes of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

WAUWATOSA SAVINGS BANK

By:

Attest:

EXECUTIVE: